UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 27, 2012

Southern First Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-27719	58-2459561
(Commission File Number)	(IRS Employer Identification No.)

100 Verdae Boulevard, Suite 100, Greenville, SC	29606
(Address of principal executive offices)	(Zip Code)

(864) 679-9000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 1.01.   Entry into a Material Definitive Agreement

On June 28, 2012, Southern First Bancshares, Inc. (the “Company”) announced that it has agreed to repurchase 1,000 shares of its preferred stock from the United States Department of the Treasury (“Treasury”) in a public offering at a price of $904.00 per share, for an aggregate purchase price of $904,000, plus accrued interest.  Previously, the Company sold 17,299 shares of preferred stock (the “Preferred Shares”), on February 27, 2009, to Treasury as part of the Capital Purchase Program under the Troubled Asset Relief Program.  The purchase is expected to close on July 3, 2012.  The remaining 16,299 Preferred Shares of the Company held by Treasury will be purchased by unrelated third-parties.

The public offering price and the allocation of the Preferred Shares were determined by a modified Dutch auction process (the “Auction”).  The public offering price of the Preferred Shares was equal to $904.00 per share.  The Company will not receive any proceeds from the Auction.

In connection with the Auction, the Company and its wholly owned subsidiary bank, Southern First Bank (the “Bank”) entered into an Underwriting Agreement, dated June  27, 2012, among Treasury, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O’Neill & Partners, L.P. and the other several Underwriters named in Schedule A thereto.  Such Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated by reference herein.

ITEM 9.01.   Financial Statements and Exhibits

(d)       Exhibits

The following exhibits are being filed as part of this Current Report on Form 8-K:

1.1      Underwriting Agreement for 17,299 Preferred Shares, dated June 27, 2012, among Southern First Bancshares, Inc, Southern First Bank, the United States Department of the Treasury, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O’Neill & Partners, L.P. and the other several Underwriters named in Schedule A thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN FIRST BANCSHARES, INC.

By: /s/ Michael D. Dowling Name: Michael D. Dowling Title: Chief Financial Officer

July 3, 2012